                                  EXHIBIT 21

                        SUBSIDIARIES OF THE REGISTRANT

Set forth below is a list of NutraMax Products, Inc.'s subsidiaries, as of November 20, 1996, with their respective states of incorporation. All of such subsidiaries were wholly-owned by the Company as of such date.


Name                                                      State of Incorporation

Optopics Laboratories Corporation                                   DE

Fairton Realty Holdings, Inc.                                       DE

Powers Pharmaceutical Corporation (1)                               DE

Certified Corp.                                                     DE

Oral Care, Inc.                                                     DE

Florence Realty, Inc.                                               MA

(1) Subsidiary of Certified Corp.